Ozark Ethanol, LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Ozark Ethanol, LLC has filed with the SEC for more complete information about the issuer and this offering. You may get this information for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Ozark Ethanol, LLC will arrange to send you the prospectus if you request it by calling (417) 843-3835 or emailing thefuel@ozarkethanol.com.
Price Sensitivity Matrix
Feedstock and Ethanol Price Sensitivity
Ethanol ($/gallon)

Feedstock ($/bushel)	1.50	1.60	1.70	1.80	1.90	2.00	2.10	2.20	2.30	2.40	2.50

2.00	40.6%	49.7%	58.8%	68.0%	77.1%	86.2%	95.3%	104.4%	113.6%	122.7%	131.8%
2.25	32.7%	41.8%	50.9%	60.1%	69.2%	78.3%	87.4%	96.5%	105.6%	114.7%	123.8%
2.50	24.8%	33.9%	43.0%	52.1%	61.2%	70.3%	79.4%	88.4%	97.5%	106.6%	115.7%
2.75	17.0%	26.1%	35.1%	44.2%	53.3%	62.4%	71.5%	80.5%	89.6%	98.7%	107.8%
3.00	9.2%	18.2%	27.3%	36.4%	45.4%	54.5%	63.6%	72.7%	81.7%	90.8%	99.9%
3.25	1.3%	10.4%	19.4%	28.5%	37.5%	46.6%	55.6%	64.7%	73.7%	82.8%	91.8%
3.50	-9.1%	2.6%	11.6%	20.7%	29.7%	38.8%	47.8%	56.9%	65.9%	74.9%	84.0%
3.75	-20.5%	-7.5%	3.8%	12.9%	21.9%	31.0%	40.0%	49.0%	58.1%	67.1%	76.1%
4.00	-31.5%	-18.8%	-5.8%	5.1%	14.1%	23.1%	32.2%	41.2%	50.2%	59.3%	68.3%
4.25	-42.4%	-29.7%	-17.1%	-4.2%	6.3%	15.3%	24.3%	33.4%	42.4%	51.4%	60.4%
4.50	-53.3%	-40.7%	-28.1%	-15.5%	-2.5%	7.6%	16.6%	25.6%	34.6%	43.6%	52.6%
4.75	-64.2%	-51.6%	-39.0%	-26.4%	-13.8%	-0.9%	8.8%	17.8%	26.8%	35.8%	44.8%
5.00	-75.0%	-62.4%	-49.8%	-37.3%	-24.7%	-12.1%	0.6%	10.0%	19.0%	28.0%	37.0%
Note: The sole purpose of this price sensitivity matrix is to illustrate the potential effect of corn and ethanol pricing on the profitability of an ethanol facility. No representation is made with respect to the accuracy of the assumptions stated and no prediction is made with respect to the future prices of ethanol, feedstock or natural gas. The matrix is not a guarantee of future results and should not be relied on as such.
This communication may contain forward-looking statements based on the current views and assumptions of the management of Ozark Ethanol, LLC. Actual results could differ materially from management’s current expectations and from historical performance. We cannot provide any assurance with respect to our future performance or results. You are strongly urged to consider such risks and uncertainties when evaluating any forward-looking statement and not to put undue reliance on any forward-looking statements. Except as may be required under the federal securities laws, we do not undertake any obligation to update any forward-looking statements to reflect future events or developments.